Exhibit 99.1

New World Brands Expands Switch Capacity

NEW YORK--(BUSINESS WIRE)--New World Brands, Inc. (OTCBB:NWBD), announced today that it has increased its switch capacity at its NWB TELECOM business unit.

NWB TELECOM utilizes General Telecom, Inc., a New York City-based telecom platform services provider, to perform its core routing and switching. This increase in port capacity is part of NWB TELECOM’s strategy to improve the performance and capabilities of its network. It allows the company to increase the volume by 25% of the long distance telecommunications traffic that it can process. Also, additional improvements are being planned as part of the company’s long-term strategic investment in technology for its switching services.

New World Brands, Inc., is organized into two main divisions -- NWB NETWORKS and NWB TELECOM. NWB NETWORKS markets and sells telecom equipment offered by the combined efforts of TELES USA, IP Gear and Qualmax, and the NWB Telecom division trades in wholesale telecom.

About New World Brands

New World Brands, Inc., is a worldwide provider of solutions and equipment for the telecom industry offering proficiency as a value-added reseller (VAR) and the expertise of a service provider together with the cutting-edge mentality of an innovative research and development team. Our multi-divisional approach is designed to help businesses deploy and use the most effective technologies available in the evolving internet protocol (IP) marketplace. For more information concerning our company, please visit our website at www.nwbtechnologies.com.

About General Telecom

General Telecom, Inc., which is headquartered in New York City, was founded in 1990 and was the first company to offer carrier-neutral switch partitioning in 1991. The company delivers outsourced time-division multiplexing (TDM) and internet protocol (IP) network management services. The company maintains strategically located facilities in New York, Los Angeles and Miami along with a 24-hours-a-day, 7-days-a-week Network Operations Center in Tennessee. General Telecom, Inc., offers a comprehensive suite of TDM and IP switching services, co-location/interconnection facilities, and full-provisioned, back-up networks for the voice and data requirements of global carriers and small- to medium-sized businesses.

Contacts

New World Brands
Media Contact:
Tracy M. Habecker, 541-868-2912
thabecker@nwbnetworks.com